Exhibit 10.2

FIDELITY FEDERAL BANK AND TRUST BOARD RESOLUTION

On December 20, 2005, the Board of Directors of Fidelity Federal Bank and Trust (“the Bank”), adopted the following resolution.

WHEREAS, in 1990, the Bank’s Board adopted the Retirement Plan for Directors (“the Plan”); and

WHEREAS, it is critical to the Bank’s shareholders to recruit and obtain the highest quality director talent possible; and

WHEREAS, the uncertainty surrounding the merger and acquisition environment as it relates to mid-sized financial institutions has made the recruitment of new board members more challenging; and

WHEREAS, Section 9.1 of the Plan provides, “The Board may amend this Plan at any time or from time to time.”

NOW, THEREFORE, to aid in the retention and recruitment of outstanding board members, the Board hereby amends the Retirement Plan for Directors as follows:

1. Section 2.2 shall be amended to read Retirement from the Board of an Eligible Director shall mean the date the Eligible Director has a separation of service and:

(a) Resignation or retirement from the Board after completing at least five (5) years of service on the Board;

(b) Failure to be reelected to the Board after completing at least five (5) years of service on the Board; or

(c) Removal from the Board as a result of a Change in Control of the Company.

2. Section 2.3 shall be amended by replacing “sixty-five (65) with “sixty (60)” and adding the following sentence to the end of the Section “If a Change in Control occurs, Benefit Commencement Month shall be the month following the month in which the Change in Control occurred.”

3. In Section 4.1 the words “his last full calendar year” shall be struck and the following language shall be inserted in its place: “the highest consecutive twelve (12) months out of the last sixty (60) months.”

4. Two new sentences shall be added to Section 4.3 which shall read as follows: “If a Director’s retirement from the Board is a result of a Change in Control, such Director’s benefit period shall be increased by the lesser of: (i) sixty (60) months, or (ii) one hundred eighty (180) months less the Director’s months of service. If any portion of such additional benefit (from either the acceleration in timing under 2.3 or extended benefit period under this section) would be considered an “excess parachute payment” within the meeting of Section 280G of the Internal Revenue Code, then such additional benefit shall be reduced (starting with the extended period) to the extent (but only to the extent) necessary to cause no portion of the extra payments to be considered excess parachute payments.”

5. Section 4.5 shall be deleted.

6. Executive management of the Bank is, in addition, hereby authorized to make any and all other amendments necessary to comply with the requirements of Internal Revenue Code Section 409A and regulations thereunder.

IN WITNESS WHEREOF, I, hereunto this 20 day of Dec. ’05, affix the seal of the Bank.

FIDELITY FEDERAL BANK AND TRUST

By:	/s/ Vince A. Elhilow
Chairman of the Board of Directors

By:	/s/ Elizabeth Cook
Secretary